Exhibit 99.1 November 27, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000	For Further Information, Contact: Lawrence M. Higby Chris Karkenny Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA APPOINTS NORMAN C. PAYSON, MD
TO BOARD OF DIRECTORS

        LAKE FOREST, CA…November 27, 2006… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced that it has filled a vacancy on its Board of Directors by the appointment of Norman C. Payson, MD.

         Dr. Payson, 58, is Chairman of the Board of Concentra, a healthcare company that specializes in occupational health. He also serves as a director of Medicine in Need Corporation (MEND), a charitable biotechnology drug development company that specializes in diseases that afflict the third world.

        Prior to these roles, Dr. Payson served as chief executive officer of Oxford Health Plans from 1998 through 2002, where he led the successful turnaround of the New York-based managed care plan before its 2004 sale to United Health Group. In 1985, Dr. Payson co-founded Healthsource, Inc., a large health plan operating in 15 states, and served as its chief executive officer through 1997.

        “As the leading contracted provider to more managed care organizations than any other homecare provider, Apria will greatly benefit from Dr. Payson’s extensive managed care experience,” said David L. Goldsmith, Chairman of Apria’s Board of Directors. “We are looking forward to his contributions to the Board as Apria continues to strengthen all aspects of its business.”

        A graduate of the Massachusetts Institute of Technology (MIT), Dr. Payson received his medical degree from Dartmouth Medical School. Currently, he is a graduate student lecturer at the Center for Evaluative Clinical Sciences at Dartmouth Medical School, the Tuck School at Dartmouth, the Columbia University School of Public Health, the Sloan School at MIT and the University of Chicago Graduate School of Business. Among other industry and charitable activities, Dr. Payson is on the Board of Directors of America’s Health Insurance Plans (AHIP) and chairs its committee on quality, and on the Board of Directors of the City of Hope, a tertiary cancer hospital and research center.

*   *   *

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With approximately $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

*   *   *